Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2007 SECOND QUARTER AND FIRST SIX MONTHS RESULTS;
REPORTS RECORD SALES
GREEN BAY, WI (May 11, 2007)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2007 second quarter sales were a record $27,587,000, up 19% over fiscal year 2006 second quarter sales. For the first six months of 2007, sales were $54,605,000, increasing 23% compared to the 2006 first six months.
Net income per diluted share for the 2007 second quarter was $0.01 per share compared to $0.04 net income per diluted share for the second quarter of 2006. For the first six months of 2007, net income per diluted share was $0.04 per share compared to $0.05 per share for the first six months of 2006.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “While we are pleased with our record sales revenue we continue to focus on getting that top line growth to our bottom line by driving excess labor and waste out of our manufacturing systems, primarily through Lean/Six Sigma projects and equipment modifications. We are making every effort to expedite necessary manufacturing and work process changes and fully expect to see these efforts rewarded in fiscal quarter four. Equipment we expected to install for automation in the second quarter of fiscal 2007 was subject to engineering and fabrication delays and we expect that this equipment will be installed and brought on line prior to the end of the third quarter. We will also be starting up new projects during our fiscal third quarter which should drive earnings higher when coupled with our initiatives in waste and labor reduction,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2007 results in comparison to fiscal 2006 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, and the Company’s ability to improve the run rates for its products. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2007	2006
ASSETS

Cash & Cash Equivalents	$8	$5
Accounts Receivable — Net	13,629	15,079
Inventories	15,860	14,125
Other Current Assets	1,619	1,173

Total Current Assets	31,116	30,382

Property, Plant and Equipment — Net	19,602	18,941
Goodwill — Net	7,212	7,212
Other Assets	138	154

Total	$58,068	$56,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$10,117	$9,923
Accrued Liabilities	1,212	1,050

Total Current Liabilities	11,329	10,973

Long-Term Debt	7,900	7,073
Deferred Income Taxes	2,091	2,103

Common Stock and Paid-in Capital	25,304	25,274
Retained Earnings	12,586	12,408
Treasury Stock	(1,142)	(1,142)

Total Stockholders’ Equity	36,748	36,540

Total	$58,068	$56,689

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net Sales	$27,587	$23,089	$54,605	$44,402

Cost of Sales	26,401	21,729	52,127	42,041

Gross Profit	1,186	1,360	2,478	2,361

SG&A Expense	951	1,044	1,953	2,012
(Gain) Loss on Asset Sales	—	—	—	—

Operating Income	235	316	525	349

Interest Expense (Income)	158	65	249	85
Interest Income and Other (Income) Expense	—	(41)	(17)	(66)

Income Before Income Tax	77	292	293	330

Income Tax Expense	30	94	115	109

Net Income	$47	$198	$178	$221

Net Income Per Share:
Basic	$0.01	$0.04	$0.04	$0.05
Diluted	$0.01	$0.04	$0.04	$0.05

Weighted Average Common Shares Outstanding:
Basic	4,535,244	4,535,353	4,535,244	4,541,036
Diluted	4,563,171	4,543,219	4,558,411	4,547,865